Exhibit 16.1

(PANNELL KERR FORSTER OF TEXAS, P.C. LOGO)

June 3, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549

Ladies and Gentlemen:

We are the former independent registered public accounting firm for Carrizo Oil & Gas, Inc. (the “Company”). We have read the Company’s current report on 8-K dated June 3, 2009 and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Pannell Kerr Forster of Texas, P.C.
PANNELL KERR FORSTER OF TEXAS, P.C